Exhibit 99.2

MEMBERSHIP UNIT PURCHASE AGREEMENT

This MEMBERSHIP UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of November 17, 2021, is entered into by and among Kurt A. Johnson, Jr. (the “Active Seller”) and Tidal Power Group LLC, a Texas limited liability company (the “Passive Seller” and together with the Active Seller, collectively, the “Sellers”), and Orbital Energy Group, Inc., a Colorado corporation (“Buyer”). Certain capitalized terms used herein are defined on Exhibit A hereto, which is hereby incorporated into this Agreement by reference and made a part hereof.

RECITALS

WHEREAS, Sellers, collectively, own one hundred percent (100%) of the issued and outstanding membership units (the “Units”) of Front Line Power Construction, LLC, a Texas limited liability company (“Company”); and

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the Purchased Units (as defined herein), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01    Purchase and Sale of Purchased Units. Buyer is agreeing to buy, and Sellers are agreeing to sell the Purchased Units on a “cash free/debt free” basis. Subject to the terms and conditions set forth herein, each Seller shall (and effective upon the Closing does hereby) sell, assign, transfer, convey and deliver to Buyer, and Buyer shall (and effective upon the Closing does hereby) purchase from each such Seller, all of such Seller’s right, title and interest in the Purchased Units standing in such Seller’s name on the Closing Date, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), other than any restriction imposed by or arising from (i) any federal or state securities Laws, (ii) the certificate of formation, operating agreement or other organizational documents of Company, or (iii) this Agreement.

Section 1.02    Purchase Price.

(a)    The aggregate purchase price for the Purchased Units (the “Purchase Price”) shall be the sum of (i) Two Hundred and Eighteen Million, Four Hundred Thousand and No/100 Dollars ($218,400,000.00), and (ii) the capital expenditures listed in Section 1.02(a) of the Disclosure Schedules, subject to adjustment as provided herein.

(b)    At Closing, Buyer shall deliver to the Sellers:

(i) Closing Cash: The Closing Cash, by wire transfer of immediately available funds to the accounts and in the amounts to each Seller, pro rata, in accordance with each Seller’s percentage ownership of Company, as set forth on the funds flow agreement, the final form of which is attached hereto as Exhibit H (the “Funds Flow Agreement”);

(ii) Stock Consideration: The Closing Stock Consideration to each Seller, pro rata, in accordance with a Seller’s percentage ownership of Company; and

(iii) Closing Notes: (A) an Unsecured Promissory Note to the Active Seller in the principal amount of Thirty-four Million Two Hundred Fifty-six Thousand and No/100 Dollars ($34,256,000.00), and (B) an Unsecured Promissory Note to the Passive Seller in the principal amount of Fifty-one Million Three Hundred Eighty-four Thousand and No/100 Dollars ($51,384,000.00), the final form of which is attached hereto as Exhibit I (the “Closing Notes”).

For purposes of this Section 1.02(b), the term “Closing Cash” shall mean One Hundred Million and No/100 Dollars ($100,000,000.00)), plus the amount spent on capital expenditures listed on Section 1.02(a) of the Disclosure Schedules, minus the sum of (i) Company Indebtedness and (ii) Transaction Expenses of Company. The term “Closing Stock Consideration” shall mean the number of shares of common stock of Buyer (“Buyer Common Stock”) with an aggregate value equal to Thirty-Two Million, Seven Hundred Sixty Thousand and No/100 Dollars ($32,760,000.00), based upon a per share value equal to the weighted average transaction price for Buyer Common Stock on the Principal Market for the 10 trading days immediately preceding the Closing.

Section 1.03    Purchase Price Adjustment.

(a)    Final Calculation of Closing Working Capital. Within 90 days following the Closing Date, Buyer shall cause to be prepared and delivered to Sellers a statement in the form attached as Exhibit B (the “Closing Working Capital Statement”), setting forth Buyer’s good faith calculation of the Closing Working Capital prepared in accordance with GAAP, along with copies of any working papers, trial balances and similar materials relating to the Closing Working Capital Statement prepared by or on behalf of Buyer.

(b)    Examination of Closing Working Capital Statement. Sellers shall review the Closing Working Capital Statement to confirm the accuracy of the Closing Working Capital Statement and Buyer’s calculation of the Closing Working Capital set forth therein. From and after the date of Sellers’ receipt of the Closing Working Capital Statement until the final determination of Closing Working Capital, Buyer shall provide, and shall cause Company to provide, Sellers and their respective representatives access, not unreasonably interfering with the operations of Company, during normal business hours, to the personnel, properties, books and records of Company as reasonably necessary for Sellers to substantiate Buyer’s calculation of the Closing Working Capital set forth in the Closing Working Capital Statement. If Sellers fail to give Buyer written notice of any Disputed Amounts (as defined below) within 30 days after the date that Sellers receive the Closing Working Capital Statement (the “Review Period”), then the Closing Working Capital Statement shall become binding on the parties for all purposes.

(c)    Disputes. If Sellers give Buyer written notice of any calculations set forth in the Closing Working Capital Statement that Sellers dispute in good faith on or before the expiration of the Review Period (“Disputed Amounts”), which notice shall be accompanied by a written statement of Sellers, setting forth in detail and with particularity, Sellers’ basis for the Disputed Amounts, then Buyer and Sellers shall attempt in good faith to agree on any adjustments that should be made to the Closing Working Capital Statement. If the parties reach a written agreement with respect to all of the Disputed Amounts, the Closing Working Capital Statement, as modified by such written agreement, shall become binding on the parties for all purposes. If Buyer and Sellers are unable to resolve any Disputed Amounts within 30 days following the end of the Review Period, Buyer and Sellers will engage, and submit to, an independent public accounting firm which has no prior relationship with any Seller or Buyer (the “Independent Accountant”) to resolve, exclusively, only such items giving rise to such Disputed Amounts. The Independent Accountant shall make its determination regarding any Disputed Amounts by calculating such amounts in a manner consistent with the definitions of the components of Closing Working Capital included in this Agreement. If Disputed Amounts are submitted to the Independent Accountant for resolution, Sellers and Buyer shall each furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the Disputed Amounts as the Independent Accountant may reasonably request and are available to the parties or their respective agents and shall be afforded the opportunity to present to the Independent Accountant any materials relating to the Disputed Amounts and to discuss the Disputed Amounts with the Independent Accountant; provided, however, there shall be no ex parte communications (oral or written) with the Independent Accountant, and any documents or materials furnished to the Independent Accountant shall also be furnished to the other party, as the case may be. The decision of the Independent Accountant with respect to the Disputed Amounts shall be provided in writing and, if possible, be made within 30 days after the engagement of the Independent Accountant and shall be final and binding on the parties. The Closing Working Capital Statement shall be revised, if necessary, to reflect the final determination of the components thereof. The fees, costs and expenses of the Independent Accountant (i) will be borne by the Sellers in the proportion that the aggregate dollar amount of the Disputed Amounts that are unsuccessfully disputed by the Sellers (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all Disputed Amounts, and (ii) will be borne by Buyer in the proportion that the aggregate dollar amount Disputed Amounts that are successfully disputed by the Sellers (as finally determined by the Independent Accountants) bears to the aggregate dollar amount of all Disputed Amounts.

(d)    Final Adjustment. Upon final determination of the Closing Working Capital in accordance with this Section 1.03, (i) if such Closing Working Capital is more than the Target Working Capital, Buyer shall, within three business days after the date of the final determination of Closing Working Capital in accordance with this Section 1.03, pay to Sellers (in the same proportion as the Closing Cash was paid) by wire transfer an amount equal to the amount by which the Closing Working Capital exceeds the Target Working Capital, and the Purchase Price shall be increased accordingly; or (ii) if such Closing Working Capital is less than the Target Working Capital, Sellers shall, within three business days after the date of the final determination of Closing Working Capital, pay to Buyer (in the same proportion as the Closing Cash was paid) by wire transfer an amount equal to the amount by which the Target Working Capital exceeds the Closing Working Capital, and the Purchase Price shall be reduced accordingly. The parties agree that the adjustments contemplated herein are adjustments to the Purchase Price and are not subject to the limitations set forth in Section 6.05.

(e)    Any Seller may tender shares of Buyer Common Stock (with such stock valued at the same value at which it was valued pursuant to this Agreement at the time of its issuance) in satisfaction of any adjustment to the Purchase Price pursuant to this Section 1.03.

Section 1.04    Pre-Closing Distribution of Surplus Cash. On the last business day prior to the Closing, Sellers caused Company to distribute to themselves all of the Surplus Cash of Company. As used herein, the term “Surplus Cash” means the sum of all (a) cash of Company (excluding any cash that is restricted as to its use by Company and so reflected on Company’s balance sheet included in the Financial Statements, as defined herein) and (b) cash equivalents of Company, in each case determined in accordance with GAAP (as defined herein), minus (i) cash of Company required to satisfy the Target Working Capital requirements and (ii) all uncleared checks, drafts, ACH payments or other outstanding payments as of the Closing Date. The parties intend for the acquisition of Company by Buyer to be “cash free” and any necessary reconciliation of cash or cash equivalents to achieve that economic result following the Closing shall be completed in the ordinary course by the parties.

Section 1.05    Withholding Tax. Buyer will be entitled to deduct and withhold from the consideration otherwise payable to any Seller pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to Taxes, taking into account the Sellers’ Forms W-9 and similar forms delivered to Buyer; provided, however, that Buyer has notified Sellers, in writing at least five days prior to the Closing, of the amounts Buyer intends to deduct or withhold under this Section 1.05 from payments made on the Closing Date. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Seller in respect of whom such deduction and withholding was made by Buyer.

Section 1.06    Purchase Price Allocation. Within 30 days after the final determination of the Closing Working Capital in accordance with Section 1.03, Buyer shall prepare and deliver to Sellers a proposed allocation of the Purchase Price (and the amount of any liability or other items required to be treated as purchase price for U.S. federal income tax purposes) (the “Proposed Allocation”). The Proposed Allocation shall be prepared in accordance with Code Sections 755 and 1060 and Revenue Ruling 99-6, Situation 2. Buyer shall provide Seller with copies of such backup documentation and work papers supporting the Proposed Allocation as Seller may reasonably request. Within 30 days after receipt by Sellers of the Proposed Allocation, Seller shall notify Buyer in writing of any objections to the Proposed Allocation by setting forth in reasonable detail the basis for any such objection (and any alternative allocation) and including reasonable documentation supporting such objection (the “Allocation Objection Notice”); provided, however, that any Allocation Objection Notice, if any, with respect to the amounts set forth in the Proposed Allocation shall be limited solely to Class III and Class IV assets, and no other class of assets; and provided further that, assets in the Proposed Allocation shall be stated at fair market value. If Sellers either fail to provide an Allocation Objection Notice to Buyer within such 30-day period or provides Buyer written notice of Sellers’ approval of the Proposed Allocation within such 30-day period, Sellers shall be conclusively treated as having approved of the Proposed Allocation in its entirety, and the Proposed Allocation thereafter shall be final and binding on both Buyer and Sellers. In the event Sellers timely provide the Allocation Objection Notice to Buyer, Sellers and Buyer shall then use commercially reasonable efforts to resolve their disagreements and agree upon a mutually acceptable allocation. If Sellers and Buyer are unable to agree upon a mutually acceptable allocation within 20 calendar days following Buyer’s receipt of the Allocation Objection Notice, then such dispute shall be resolved in accordance with Section 1.03(c) above in the same manner as if this was a dispute concerning the Closing Working Capital Statement.

ARTICLE II
CLOSING

Section 2.01    Closing. The closing and consummation of the transactions described in this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) by electronic delivery of executed counterparts of this Agreement and each of the instruments contemplated hereby. The consummation of the transactions described in this Agreement shall be deemed to occur at 12:01 a.m. Dallas, Texas time on the Closing Date.

Section 2.02    Closing Deliverables.

(a)    At the Closing, Sellers shall deliver to Buyer the following:

(i)    this Agreement, duly executed by each Seller;

(ii)    a membership interest assignment in the form of Exhibit C hereto and duly executed by each Seller, effecting the assignment to Buyer of the Purchased Units;

(iii)    copies of all consents, approvals, waivers, pay off letters, releases, Form UCC-3 terminations, and authorizations referred to in Section 2.02(a)(iii) of the Disclosure Schedules, each in form satisfactory to Buyer;

(iv)    a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code duly executed by such Seller;

(v)    a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Company certifying as to (A) the resolutions of the board of managers and members of Company, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement, the documents to be delivered hereunder and the transactions described herein; (B) the certificate of formation and operating agreement of Company, including all amendments thereto, each as in effect as of immediately prior to the Closing; and (C) the names and signatures of officers of Company authorized to sign the documents to be delivered by Company hereunder;

(vi)    a release of each Seller in the form of Exhibit D hereto (the “Releases”);

(vii)    a copy of the employment agreements by and between Company and Kurt A. Johnson, Jr. (“Employment Agreement”), duly executed by Mr. Johnson, the final form of which is attached hereto as Exhibit E;

(viii)    a lockup agreement concerning the Buyer Common Stock, the final form of which is attached hereto as Exhibit F (the “Lockup Agreement”);

(ix)    a registration rights agreement concerning the Buyer Common Stock, the final form of which is attached hereto as Exhibit G (the “Registration Rights Agreement”);

(x)    the Funds Flow Agreement, the final form of which is attached hereto as Exhibit H;

(xi)    the Closing Notes, the final form of which is attached hereto as Exhibit I;

(xii)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(xiii)    a copy of the governing documents of Company, the minute books of Company, and the record books and equity ledgers relating to the organization, ownership and maintenance of Company, in each case, to the extent in Company’s possession; and

(xiv)    all of the financial and accounting records, documents, files, memoranda and other material papers relating exclusively to Company (other than those records which Sellers are required to keep by Law), in each case, to the extent in Company’s possession.

(b)    At the Closing, Buyer shall deliver to Sellers the following:

(i)    This Agreement, duly executed by Buyer;

(ii)    the Closing Cash set forth in Section 1.02(b)(i)(A) by wire transfer of immediately available funds to the Seller Bank Accounts set forth on the Funds Flow Agreement;

(iii)    restricted stock certificates of Buyer evidencing the Closing Stock Consideration set forth in Section 1.02(b)(i)(B), each duly executed by the President and Secretary (or equivalent authorized officers) of Buyer;

(iv)    the Closing Notes;

(v)    a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement, the documents to be delivered hereunder and the transactions described herein; (B) the articles of incorporation and bylaws of Buyer, including all amendments thereto, each as in effect as of immediately prior to the Closing; and (C) the names and signatures of officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder;

(vi)    a copy of the Employment Agreement, each duly executed by an authorized signatory of Company;

(vii)    A certificate of the President and Treasurer (or equivalent officer) of Buyer certifying that no material no events have occurred that would make the disclosures contained in Buyer’s SEC Documents untrue or misleading;

(viii)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Sellers, as may be required to give effect to this Agreement;

(ix)    the Lockup Agreements, as to each Seller, duly executed by Buyer;

(ix)         the Releases, duly executed by Buyer; and

(x)         the Registration Rights Agreement, duly executed by Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Sellers, jointly and severally, represent and warrant to Buyer that the statements in this Article III are true and correct as of the Closing Date. For purposes of this Article III, “Sellers’ knowledge,” “knowledge of Sellers” and any similar phrases shall mean the actual knowledge of any Seller.

Section 3.01    Organization and Authority of Company; Enforceability. Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas, and qualified to do business in each jurisdiction where failure to be so qualified would have a material adverse effect. Each Seller has full capacity to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions described herein. The execution, delivery and performance by Sellers of this Agreement and the documents to be delivered hereunder and the consummation of the transactions described herein have been duly authorized by all requisite corporate action on the part of Company, if any. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with its respective terms.

Section 3.02    No Conflicts; Consents. Except as set forth on Section 3.02 of the Disclosure Schedules, the execution, delivery and performance by Sellers of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions described herein, do not and will not: (i) violate or conflict with the certificate of formation, operating agreement or other organizational documents of Company; (ii) violate or conflict with any Law applicable to Sellers or Company in any material respect; (iii) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any Material Contract in any material respect; or (iv) result in the creation or imposition of any material Encumbrance on any asset of Company (the “Company Assets”) other than Permitted Encumbrances. No consent, approval, waiver or authorization is required to be obtained by Sellers from any Governmental Entity in connection with the execution, delivery and performance by Sellers of this Agreement, the documents to be delivered hereunder or the consummation of the transactions described herein.

Section 3.03    Capitalization; Title to Purchased Units. Section 3.03 of the Disclosure Schedules sets forth the capitalization of Company. The Units depicted on Section 3.03 of the Disclosure Schedules (the “Purchased Units”) represent all of the issued and outstanding equity interests of Company. Each Seller owns and has good title to the Purchased Units set forth across from his or its name on Section 3.03 of the Disclosure Schedules, free and clear of Encumbrances other than any restriction imposed by or arising from (i) any federal or state securities Laws, (ii) any certificate of formation, operating agreement or other organizational documents of Company or (iii) this Agreement.

Section 3.04    Condition of Assets. Except as set forth on Section 3.04 of the Disclosure Schedules, the Company Assets are in good condition and are adequate for the uses to which they are being put, in each case, ordinary wear and tear excepted, and none of such Company Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.05    Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories included in the Company Assets consist of a quality and quantity usable and salable in the ordinary course of business and are carried on Company’s book at the lower of cost or market value.

Section 3.06    Financial Statements.

(a)    Complete copies of the audited financial statements consisting of the balance sheet of Company as at December 31 in each of the calendar years 2019 and 2020 and the related statements of income for the years then ended (the “Historical Financial Statements”), and unaudited financial statements consisting of the balance sheet of Company as at June 30, 2021 and the related statements of income for the six-month period then ended (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”) are included as Section 3.06(a) of the Disclosure Schedules.

(b)    Except as set forth on Section 3.06(b) of the Disclosure Schedules, the Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the period involved, subject to the absence of notes, and in the case of the Interim Financial Statements, to normal and recurring year-end adjustments. The Financial Statements fairly and accurately present the financial condition of Company as of the respective dates in accordance with GAAP for which they were prepared and the results of the operations of Company for the periods indicated in all material respects; provided, however, that the parties acknowledge and agree that Company will have no cash at the Closing, due to the cash sweep executed by Sellers immediately prior to the Closing as set forth in Section 1.04, subject only to an amount of cash sufficient to satisfy the Target Working Capital requirement.

(c)    Except as set forth on Section 3.06(c) of the Disclosure Schedules, there are no material liabilities of Company other than (i) those reflected on the Financial Statements, (ii) those incurred in the ordinary course of business since the date of the Interim Financial Statements, (iii) liabilities not required to be set forth on the Financial Statements prepared in accordance with GAAP, and (iv) those incurred in connection with this Agreement, the documents to be delivered hereunder or the transactions described herein. Company has paid all of its liabilities and collected its receivables in all material respects in its ordinary course since the date of the Interim Financial Statements.

Section 3.07    Material Contracts. Section 3.07 of the Disclosure Schedules includes each written or oral contract to which Company is a party that involves in excess of $250,000, in every case, other than contracts that have expired or have been terminated (each, a “Material Contract”). Each Material Contract is valid and binding on Company in accordance with its terms and is in full force and effect, assuming the due and valid execution by the counterparty. Neither Company nor, to Sellers’ knowledge, any other party thereto, is in material breach of or material default under (or is alleged to be in material breach of or material default under) or has provided or received any notice of any intention to terminate, any Material Contract. To Sellers’ knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Material Contract or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Material Contract have been made available to Buyer. Except as set forth on Section 3.07 of the Disclosure Schedules, there are no disputes pending or threatened under any Material Contract.

Section 3.08    Permits. Section 3.08 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights of Company obtained from governmental authorities that, in each case, is material to the current business of Company (the “Permits”). The Permits are valid and in full force and effect, and are the only permits material to the operation of the current business of Company. All fees and charges due and owing with respect to such Permits as of the Closing Date have been paid in full. Except as set forth in Section 3.08 of the Disclosure Schedules, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any of the Permits that would materially affect Company. There are no notices, filings or consents required with any Governmental Entity with respect to the Permits in connection with the transactions described in this Agreement.

Section 3.09    Non-foreign Status. No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.10    Compliance With Laws. Except as set forth on Section 3.10 of the Disclosure Schedules, at all times in the past three years Company has complied, and Company is now complying, with all Laws applicable to Company, in all material respects.

Section 3.11    Legal Proceedings. Except as set forth on Section 3.11 of the Disclosure Schedules, there is no, and since January 1, 2017, there has not been any uninsured claim, demand, action, suit, proceeding, audit, litigation, or investigation of any nature (whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity) (“Action”) pending or, to Sellers’ knowledge, threatened against or by Company that either (i) relates to or affects Company and involves a dispute, or is reasonably expected to result in a liability, of more than $20,000; or (ii) challenges or seeks to prevent, enjoin or otherwise delay the transactions described in this Agreement. To Sellers’ knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.12    Brokers. Except as set forth on Section 3.12 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions described in this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.13    Environmental Matters.

(a)    Except as set forth on Section 3.13(a) of the Disclosure Schedules, Company is, and has been for the past three years, in material compliance with all Environmental Law and possesses, and are in material compliance with all Environmental Permits required by Environmental Law to conduct the operations of Company as currently conducted, and during the three years prior to the Closing Date, Company has not received any written notice from any Governmental Entity alleging any noncompliance with any Environmental Law or Environmental Permits.

(b)    Section 3.13(b) of the Disclosure Schedules sets forth all environmental reports from third party advisors that are in Seller’s possession and relate to any material environmental matter.

(c)    There is no, and since January 1, 2017, there has not been any, legal proceeding pursuant to Environmental Law pending or threatened in writing against Company.

(d)    No real property utilized by Company contains any hazardous substance in, at, on, over, under, or emanating from such real property in concentrations which would violate any Environmental Law or would be reasonably likely to result in the imposition of material Environmental Liability on Company under any Environmental Law, including any Environmental Liability for the assessment, investigation, corrective action, remediation, removal, monitoring or reporting on the presence of such hazardous substances in, at, on, over, under, or emanating from such real property.

Section 3.14    Labor and Employment Matters.

(a)    Section 3.14(a) of the Disclosure Schedules lists, as of June 30, 2021, the employees of Company and their current rates of compensation and dates of hire. Except as described on Section 3.14(a) of the Disclosure Schedules, (i) there are no collective agreements or bargaining relationships or other contracts or understandings with any labor organization with respect to Company’s employees, (ii) Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Company, and to Sellers’ knowledge no such efforts have occurred within the past three years, (iii) there has been no worker’s compensation liability, experience or matter outside the ordinary course of business during the last three (3) years, (iv) there are no strikes, slowdowns, work stoppages, material grievances, material unfair labor practices claims or other material employee or labor disputes currently pending or threatened against or involving Company and none has occurred within the last three years, (v) in the last three years Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act, (vi) during the three year period preceding the Closing Date, Company has not implemented any layoffs of employees that resulted in liability under the Worker Adjustment and Retraining Notification Act, 29 U.S. Stat. § 2101 et seq., (vii) to Sellers’ knowledge, there are no pending or threatened in writing complaints or charges against Company before any Governmental Entity regarding employment discrimination, safety or other employment related charges or complaints, wage and hour claims, unemployment compensation claims, worker’s compensation claims or the like involving any current or former employee of Company that would materially affect Company, (viii) Company reasonably believes that it is in compliance in all material respects with all Laws and contracts relating to labor and employment practices (including any provision relating to wages, hours of work, collective bargaining, withholdings and deductions, classification and payment of employees, independent contractors and consultants, overtime pay, occupational health and safety, worker’s compensation, labor practices, and immigration), (ix) no employee of Company is entitled to any severance pay as a result of the consummation of the transactions described in this Agreement, and (x) Company has paid all wages, salaries, bonuses, commissions, wage premiums, and other compensation that has become due and payable to each employee of Company, pursuant to applicable Law, contract, or employment policy, for services rendered through the date of this Agreement, except for wages, salaries, bonuses, commissions, wage premiums and other compensation due for the current payroll period.

(b)    All Employee Benefit Plans maintained by Company or to which Company is obligated to contribute, are listed on Section 3.14(b) of the Disclosure Schedules. Except as set forth on Section 3.14(b) of the Disclosure Schedules, with respect to the Employee Benefit Plans:

(i)    a copy of each Employee Benefit Plan of Company has been made available to Buyer;

(ii)    all such Employee Benefit Plans have been maintained, funded and administered in compliance in all material respects with all Laws, including ERISA and the Code;

(iii)    no Employee Benefit Plan is or has within the last three years been subject to the minimum funding requirements of Section 412 or 430 of the Code or Title IV of ERISA;

(iv)    Company does not have any obligation to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA;

(v)    each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an opinion letter from the Internal Revenue Service that such Employee Benefit Plan is a “qualified plan” under Section 401(a) of the Code, the related trust is exempt from Tax under Section 501(a) of the Code, and no facts or circumstances exist that would be reasonably likely to jeopardize the qualification of such Employee Benefit Plan; and

(vi)    with respect to the Employee Benefit Plans, all required contributions have been made or properly accrued on Company’s Financial Statements.

Section 3.15    Investment Representations. With respect to that portion of the Closing Stock Consideration to be received by a Seller:

(a)    Such Seller is acquiring such Closing Stock Consideration for his or its own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution thereof, in whole or in part in a manner that would require registration under or violate the registration requirements of any state or federal securities Law. Such Seller has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or to anyone else the Closing Stock Consideration, or any part thereof, and such Seller has no present plans to enter into any such contract, undertaking, agreement or arrangement.

(b)    Such Seller is an “accredited investor” as that term is defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

(c)    Such Seller has been given the opportunity to ask questions of, and receive answers from, Buyer and its officers concerning the terms and conditions of the sale of such Closing Stock Consideration and other matters pertaining to its investment. Such Seller acknowledges that such Seller has been furnished all information that such Seller has requested to the extent that such Seller considers necessary and advisable, and such information is sufficient upon which to base an investment decision.

(d)    Such Seller understands that, until the sale, transfer or assignment of the Closing Stock Consideration has been registered under the Securities Act, such Closing Stock Consideration cannot be sold, transferred or assigned except as may be otherwise permitted under the Securities Act and the rules and regulations promulgated thereunder in effect at the time of sale, transfer or assignment, and then only in compliance with all applicable state securities Laws. A legend will be placed on any certificates representing the Closing Stock Consideration to that effect (and similar restrictions will be recorded in the transfer agent’s and registrar’s records for any shares issued in book-entry form), and Buyer may prevent transfers that Buyer reasonably believes do not comply with such requirements.

(e)    Such Seller understands and is fully aware that no federal or state agency has made any finding or determination as to the fairness of an investment in, or made a recommendation or endorsement of, the Closing Stock Consideration.

Section 3.16    Taxes.

(a)    Except as set forth on Section 3.16(a) of the Disclosure Schedules, all Tax Returns required to be filed by or on behalf of Company have been duly filed on a timely basis and each such Tax Return is true and complete in all material respects; all Taxes due and payable by Company that are or have become due have been timely paid in full (except to the extent that such Taxes have been contested in good faith with appropriate proceedings and a reserve therefor has been reflected on the Financial Statements); and all Taxes that Company is obligated to deduct or withhold from amounts owing to any employee, creditor, independent contractor, shareholder, member or third party have been, in all material respects, so deducted or withheld and timely paid to the appropriate Governmental Entity.

(b)    None of the assets of Company are subject to any lien arising in connection with any failure to pay any Tax, other than lien for Taxes not yet due and owing.

(c)    Except as set forth on Section 3.16(c) of the Disclosure Schedules, Company has not received written notice of any audit or investigation by any Governmental Entity with respect to any taxable periods for which the statute of limitations has not expired; no waivers of statutes of limitation have been given or requested with respect to Company relating to the filing of any Tax Return or the collection or assessment of any Taxes; no written notice has been received by either Company or Sellers from any Governmental Entity that an audit, examination or other administrative or court proceeding involving Taxes for Company is contemplated or pending; and no claim has ever been made by a Governmental Entity in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation in that jurisdiction. With respect to any matters disclosed on Section 3.16(c) of the Disclosure Schedules, full and complete copies of all documents related thereto have been attached thereto and have been provided to Buyer.

(d)    For U.S. federal and applicable state income Tax purposes, at all times since its formation up to the Closing Date, Company has been taxed as a partnership as defined in Section 7701(a)(2) of the Code and has never been a publicly traded partnership as defined by Section 7704 of the Code.

Section 3.17    Assumed Work in Process Contracts.

(a)    Section 3.17(a) of the Disclosure Schedules sets forth a true and complete list of each contract pursuant to which, as of September 30, 2021, Company is providing to customers products or services related to the Business pursuant to statements of work or work orders that are still in effect and not yet substantially completed (each, a “Work in Process Contract”), together with, in each case, as of the date of the Interim Financial Statements, and as calculated in accordance with Company’s historical practices, (i) the estimated cost to be incurred by Company over the life of each Work in Process Contract (the “Estimated Cost”), which represents Sellers’ good faith estimate of the expected costs incurred, (ii) the actual amounts paid by Company in respect to each Work in Process Contract (the “Actual Cost”), (iii) the estimated revenue expected to be received by Company over the life of each Work in Process Contract (the “Total Contract Value”), which represents Sellers’ good faith estimate of the expected revenue, (iv) the actual amounts collected by Company in respect of each Work in Process Contract, (v) Company’s good faith estimate of the percentage completion of each Work in Process Contract, which is determined by the quotient of the Actual Cost of each such Work in Process Contract divided by the Estimated Cost of each such Work in Process Contract and (vi) the estimated gross profit, which represents the difference between the Total Contract Value and the Estimated Cost. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the amounts set forth on Section 3.17(a) of the Disclosure Schedules are estimates only and the representations in this Section 3.17 will be deemed to be “inaccurate” or “breached” only if and to the extent the estimates set forth in this Section are determined to not have been made in good faith.

(b)    Except as set forth on Section 3.17(b) of the Disclosure Schedules, except as set forth in the allowance for doubtful accounts in the Financial Statements, and except to the extent paid prior to Closing, all of the accounts receivable of Company as of the date of the Interim Financial Statements (i) represent valid obligations of customers of Company arising from bona fide transactions entered into in the ordinary course of business and (ii) to Sellers’ knowledge, are collectible in accordance with the terms of such obligations.

Section 3.18    Post-Termination Benefits. Except as set forth on Section 3.18 of the Disclosure Schedules, other than as required under Section 601 et seq. of ERISA or other applicable Law, no Employee Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither Company nor any other employers that are treated, together with Company or any of its Affiliates, as a “single employer” within the meaning of Section 414 of the Code has any liability to provide post-termination or retiree welfare benefits to any individual ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

Section 3.19    Insurance. Section 3.19 of the Disclosure Schedules sets forth a true and complete list of all current policies of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, credit and other casualty and property insurance maintained by or on behalf of Company and its Affiliates and relating to the assets, business, operations, employees, officers and directors of Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect as of immediately prior to the Closing. Neither Company nor any Seller have received any written notice of cancellation of, premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All premiums due and owing on such Insurance Policies have been paid.

Section 3.20    Related Party Transactions. Except as set forth in Section 3.20 of the Disclosure Schedules, none of Company, Sellers or any of their respective Affiliates: (i) has any direct or indirect interest in, or is a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Company, (ii) has any direct or indirect interest in any material property, asset or right that is owned or used by Company in the conduct of its business, or (c) is a party to any agreement or transaction regarding the provision or payment, or commitment to provide or pay, any indebtedness, commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from Company. There is no outstanding indebtedness owed to Company by any current director, officer, employee or consultant of Company or any Seller or any of their Affiliates.

Section 3.21    No Adverse Changes. Except as set forth in Section 3.21 of the Disclosure Schedules, since the date of the Interim Financial Statements, Company has operated its business in the ordinary course (other than as relates to the sale of Company or this Agreement) and no event or circumstances exist that have caused a material adverse effect on Company’s business prior to Closing.

Section 3.22    Customers and Suppliers.

(a)    Section 3.22(a) of the Disclosure Schedules sets forth the top 10 customers of Company based on the dollar amount of revenues received by Company from such customers during each of (i) the fiscal year 2019 and (ii) the fiscal year 2020 (the “Material Customers”). Company is not involved in any claim, dispute or controversy with any Material Customer that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Company’s business.

(b)    Section 3.22(b) of the Disclosure Schedules sets forth the top 10 suppliers of Company based on the dollar amount of purchases from such suppliers during each of (i) the fiscal year 2019 and (ii) the fiscal year 2020 (the “Material Suppliers”). Except as set forth on Section 3.22(b) of the Disclosure Schedules, (A) all Material Suppliers continue to be suppliers of Company, (B) none of such Material Suppliers has required Company to materially reduce its business with such Material Supplier and, to Sellers’ knowledge, no such requirement of reduction is reasonably expected to occur, and (C) no Material Supplier has terminated its relationship with Company, nor has Company received notice that any Material Supplier intends to do so. Company is not involved in any claim, dispute or controversy with any Material Supplier that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Company’s business. Except as set forth on Section 3.22(b) of the Disclosure Schedules, no supplier to Company represents a sole source of supply for goods and services used in the conduct of Company’s business for which Company reasonably expects it would not be able to obtain a substantially similar source of such supply in the event such supplier ceased doing business with Company.

Section 3.23    Intellectual Property. Section 3.23 of the Disclosure Schedules sets forth a true and complete list of all patents and patent applications, registered and unregistered trademarks or service marks and applications to register any trademarks or service marks, and registered or unregistered copyrights and applications for registration of copyrights owned by Company that are used in the Business. No claim has been asserted or threatened that the use or exploitation by Company of any intellectual property set forth on Section 3.23 of the Disclosure Schedules infringes the intellectual property of any third party.

Section 3.24    Warranty Claims. Services rendered or performed by Company have been in material conformity with all applicable Laws, contractual commitments and all express and implied warranties. Since January 1, 2017, there has not been any individual service warranty claim by any customer of Company pursuant to a contract with Company arising from services rendered by Company that exceeded $100,000 for such claim and, to Sellers’ knowledge, no event or circumstance has occurred that would give rise to any such warranty claim against Company.

Section 3.25    No Other Representations. Each Seller has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of Buyer, each based solely on the Buyer Materials (as defined herein) and, in making its determination to proceed with the transactions described in this Agreement, such Seller has relied solely upon (i) the representations and warranties in Article IV (as modified by the Disclosure Schedules) and elsewhere in the documents to be delivered in connection with this transaction, and (ii) the results of its own independent review of Buyer’s publicly filed SEC Documents (collectively, the “Buyer Materials”). Except for the representations and warranties in Article IV (as modified by the Disclosure Schedules) and the other Buyer Materials, (A) Buyer is not making, and Sellers have not and will not rely upon, and are expressly disclaiming any reliance upon, any other statements, representations or warranties whatsoever, express or implied, with respect to Buyer or its respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, and Buyer has not provided any other information (financial or otherwise) regarding Buyer to Sellers or their representatives or made available to Sellers or their representatives in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with Buyer or the transaction described in this Agreement, and (B) none of Buyer or Buyer’s officers, managers, agents, representatives or employees or any of their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in the Buyer Materials and subject to the limited remedies herein provided.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements in this Article IV are true and correct as of the Closing Date. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of Buyer’s Management Team.

Section 4.01    Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Colorado, and qualified to do business in each jurisdiction where failure to so qualify would have a material adverse effect. Buyer has all requisite entity power and authority to own, lease, hold and operate the assets and properties now owned, leased, held or operated by it and to carry on its business as now conducted. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions described herein. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions described herein have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02    No Conflicts; Consents.

(a)    The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions described herein, do not and will not: (i) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of Buyer; (ii) violate or conflict with any Law applicable to Buyer (including, for the avoidance of doubt, federal and state securities Laws and regulations and the rules and regulations of the Nasdaq Stock Market or such other securities exchange or quotation system upon which the securities of Buyer may be listed or quoted (the “Principal Market”)); or (iii) violate or conflict with any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights of Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions described herein.

(b)    Except as specifically stated in this Agreement and as required under the Securities Act or applicable state securities Laws and the rules and regulations of the Principal Market, Buyer is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or Governmental Entity or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under or described herein in accordance with the terms hereof or thereof. Buyer has not received nor delivered any notices or correspondence from or to the Principal Market, other than notices with respect to listing of additional Buyer Common Stock and other routine correspondence. The Principal Market has not commenced any delisting proceedings against Buyer.

Section 4.03    Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that is material to Buyer or that challenges or seeks to prevent, enjoin or otherwise delay the transactions described in this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions described in this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05    Issuance of Closing Stock Consideration. The issuance of the Closing Stock Consideration has been duly authorized and, when the Closing Stock Consideration has been delivered in accordance with this Agreement on the Closing Date, the Closing Stock Consideration will have been validly issued, fully paid and non-assessable and free from all preemptive or similar rights, Taxes, Encumbrances and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Buyer Common Stock. The offer and issuance by Buyer of the Closing Stock Consideration is exempt from registration under the Securities Act.

Section 4.06    SEC Documents; Financial Statements.

(a)    Since January 1, 2017, Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the Closing Date and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).

(b)    As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.07    Listing and Maintenance Requirements.

(a)    The Buyer Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Buyer Common Stock pursuant to the Exchange Act nor has Buyer received any notification that the SEC is currently contemplating terminating such registration.

(b)    Buyer has not, in the 12 months preceding the Closing Date, received any notice from any Person to the effect that Buyer is not in compliance with the listing or maintenance requirements of the Principal Market.

(c)    Buyer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Section 4.08    Blue Sky. Buyer has obtained, or if required will obtain, an exemption for or registered or qualified (i) the issuance of the Closing Stock Consideration to Sellers under this Agreement and (b) any subsequent resale of all of the Closing Stock Consideration by Sellers, in each case, under securities or “Blue Sky” Laws of the states of the United States in such states as is reasonably requested by Sellers from time to time, and has provided evidence of any such action so taken to Sellers.

Section 4.09    No Other Representations. Except for the representations and warranties in Article III (as modified by the Disclosure Schedules) (A) Sellers are not making, and Buyer has not and will not rely upon, and is expressly disclaiming any reliance upon, any other statements, representations or warranties whatsoever, express or implied, with respect to the Company or its business, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, and Sellers have not provided any other information (financial or otherwise) regarding the Company to Buyer or its representatives or made available to Buyer or its representatives in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with the Company or the transaction described in this Agreement, and (B) none of Company’s (other than Sellers) officers, managers, agents, representatives or employees or any of their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth herein.

ARTICLE V
COVENANTS

Section 5.01    Public Announcements. Unless otherwise required by Law or stock exchange requirements (which shall be subject to Section 5.05, if applicable), no party shall make any public announcements regarding this Agreement, the documents to be delivered hereunder or the transactions described herein without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed).

Section 5.02    Transfer Taxes. Except as otherwise set forth herein, all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Sellers when due. Sellers shall prepare, or cause to be prepared, at their own expense, any Tax Return or other document with respect to such Taxes or fees. Buyer shall cooperate with Sellers as necessary to minimize any such Taxes or fees, including timely providing certificates and statements for same and executing and filing any such Tax Returns.

Section 5.03    Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions described in this Agreement and the documents to be delivered hereunder.

Section 5.04    Sellers’ Non-Competition and Non-Solicitation.

(a)    For a period of five years commencing on the day following the Closing Date (the “Restricted Period”), no Seller shall, and no Seller shall permit any of its Affiliates (including through the provision of management, advisory, or technical services or through a joint venture or partnership) to, directly or indirectly, engage in or assist others in engaging in the Business in the continental United States (the “Seller Restricted Business”). Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 5.04 shall not apply to the Excluded Business.

(b)    Notwithstanding the foregoing, any Seller may own, directly or indirectly, solely as an investment, securities of any Person, whether or not traded on any national securities exchange, if such Seller owns less than 5% of, and is not a member of a group which controls, such Person and does not, directly or indirectly, own more than a minority interest of any class of securities of such Person. As used herein, the term “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person (and, for the avoidance of doubt, Company will be an Affiliate of Buyer immediately following Closing). The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)    During the Restricted Period, no Seller shall, and no Seller shall permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of Buyer or encourage any such employee to leave such employment or hire any such employee who has left such employment within 12 months after leaving such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(d)    During the Restricted Period, no Seller shall, and no Seller shall permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Buyer who were engaged as clients or customers of Buyer within 12 months prior to such solicitation or enticement for purposes of diverting their business or services from Buyer to a Seller Restricted Business.

(e)    Sellers acknowledge that a breach or threatened breach of this Section 5.04 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or need to prove inadequacy of money damages). The foregoing notwithstanding, no Seller shall be responsible for any breach or threatened breach of this Section 5.04 by any other Seller.

(f)    Sellers acknowledge that the restrictions in this Section 5.04 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions described in this Agreement. In the event that any covenant in this Section 5.04 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Law. The covenants in this Section 5.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.05    Filing of Current Report. Buyer agrees that it shall, within the time required under the Exchange Act, file with the SEC a report on Form 8-K relating to the transactions described in, and describing the material terms and conditions of, this Agreement and the documents to be delivered hereunder (the “Current Report”). Buyer shall permit Sellers to review and comment upon the substantially complete pre-filing draft version of the Current Report at least two days prior to its filing with the SEC, and Buyer shall incorporate any and all such comments into the Current Report that is filed with the SEC, as reasonably approved by counsel to Buyer.

Section 5.06    Tax Matters.

(a)    Filing of Tax Returns; Payment of Taxes.

(i)    Buyer and Sellers acknowledge that the purchase of the Purchased Units will be reported for Federal and applicable state income tax purposes consistent with Revenue Ruling 99-6, Situation 2.

(ii)    Sellers will, at the expense of Sellers, prepare or cause to be prepared and file or cause to be filed the final federal and state partnership Tax Return of Company for the taxable year of Company ending on or prior to the Closing Date.

(iii)    Sellers will prepare or cause to be prepared and timely execute and file or cause to be timely executed and filed all Tax Returns of Company required to be filed following the Closing Date for all Pre-Closing Tax Periods and Buyer will prepare or cause to be prepared and timely execute and file or cause to be timely executed and filed all Tax Returns of Company required to be filed following the Closing Date for all Straddle Periods. Buyer shall cause all such Tax Returns to be executed and filed on behalf of the Company.

(b)    Allocation of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date will be:

(i)    in the case of Taxes that are either (A) based upon or related to income, margin or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of Company (and each partnership in which Company is a partner) ended with (and included) the Closing Date; provided, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period beginning following the Closing Date in proportion to the number of days in each period; and

(ii)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c)    Tax Treatment of Certain Items. The parties hereto agree that all Transaction Expenses and other transactional Tax deductions will be treated as properly allocable to Company in a Pre-Closing Tax Period.

(d)    Cooperation on Tax Returns and Tax Proceedings. Buyer, Sellers and Company will cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of Company. Such cooperation will include the retention and (upon request of any other party hereto) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any documents reasonably relevant to such Tax Proceeding; provided, however, that in no event shall Sellers have any obligation to retain records past the date on which the applicable statute of limitations for the Tax year remains open.

(e)    Amended Tax Returns. Except as may be required under Tax Law, neither Buyer nor Company shall amend or change, or cause any Person to amend or change, any Tax election or Tax Return of Company for any Pre-Closing Tax Period or any Straddle Period without the consent of Sellers if such amendment would have the effect of increasing the Taxes payable in respect of a Pre-Closing Tax Period or Straddle Period or reducing the amount of any Tax refunds to which Sellers would be otherwise be entitled.

(f)    Tax Contests. Buyer agrees to promptly provide Sellers with copies of any written notice to Company, Buyer or any of Buyer’s Affiliates (i) of Taxes relating to a Pre-Closing Tax Period or Straddle Period or (ii) which involves the assertion of any claim, or the commencement of any action, in respect of which an indemnity may be sought by Buyer pursuant to Section 6.02(d). Section 6.04(c) shall apply to the defense and resolution any such Tax claims except that Sellers shall exclusively control any disputes with respect to Pre-Closing Tax Periods.

(g)    Tax Refunds. Any refund of Taxes attributable to the Company received by Buyer or the Company (or any of their respective Affiliates), and any amounts credited against Taxes to which Buyer or the Company (or any of their respective Affiliates) become entitled, after the Closing Date shall be solely for the account of (i) Sellers to the extent constituting or arising from Pre-Closing Taxes, and (ii) solely for the account of the Company and/or other applicable taxpayers to the extent constituting or arising from Taxes other than Pre-Closing Taxes. Any such amounts for the account of Sellers shall be paid by Buyer or the Company to Sellers within 20 calendar days after the amount is received.

Section 5.07    Removal of Guarantees. Following the Closing, Buyer shall take all reasonable actions (and shall bear all costs and expenses related thereto) required to cause any guarantee set forth on Section 5.07 of the Disclosure Schedules, and any other guarantee by any Seller or other third party of any liability or obligation of Company that is not terminated in full prior to, or at, the Closing to be terminated in full as promptly as practicable, but no later than the day that is 60 days following the Closing (the “Guarantee Removals”). The parties acknowledge and agree that, for purposes of this Section 5.07, the following shall be deemed “reasonable actions”: (i) offering for Buyer or Company to replace the guarantor on any such guarantee; (ii) ending Company’s relationship with such guaranteed Person, so long as Company can replace such relationship with that of a substantially similar Person; and (iii) posting a bond or letter of credit in the amount requested by the guaranteed Person.

Section 5.08    Phase I. In the event a Phase I Environmental Site Assessment concerning all real property used in operation of the Business has not been completed by the Closing Date, within 30 days after Closing, Buyer shall, or shall cause the Company to, perform a Phase I Environmental Site Assessment concerning all real property used in operation of the Business.

Section 5.09    Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of Company (and any other position held by such Seller).

Section 5.10    First-Tier Subsidiary. Until the Closing Notes are paid in full, Buyer shall not cause the Company to enter into any transaction or series of transactions, including, without limitation, any merger, reorganization, consolidation, or sale, in which the end result is that the Company is no longer a First Tier Subsidiary of the Buyer. For purposes of this Section 5.10, a “First Tier Subsidiary” is an entity that is directly owned by the Buyer.

ARTICLE VI
INDEMNIFICATION

Section 6.01    Survival. All representations and warranties herein and all related rights to indemnification and reimbursement shall survive the Closing until the 18-month anniversary of the Closing Date; provided, however, that (i) each of the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.12, Section 3.16, and Section 3.20 (the “Fundamental Representations”) (and all rights to indemnification and reimbursement relating thereto) shall survive until the expiration of the applicable statute of limitations, plus 60 days thereafter; (ii) each of the covenants and agreements herein (and all rights to indemnification and reimbursement relating thereto) shall survive until the expiration of the applicable term set forth in this Agreement or, if no such term is provided, the expiration of the applicable statute of limitations; and (iii) each of the representations and warranties in Article IV (and all rights to indemnification and reimbursement relating thereto) shall survive the Closing until the 18-month anniversary of the Closing Date.

Section 6.02    Indemnification By Sellers. Subject to the terms hereof, the Sellers, jointly and severally, shall defend, indemnify, and hold harmless Buyer, its Affiliates and their respective stockholders, directors, officers and employees (excluding for purposes of this use of “Affiliates” the other Seller and his Affiliates) (“Buyer Indemnitees”) from and against all Damages, directly arising from:

(a)    any inaccuracy in or breach of any of the representations or warranties of Company or such Seller in this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Company on or before the Closing Date or such Seller pursuant to this Agreement;

(c)    any of the matters set forth on forth in Sections 3.10 and 3.11, and 3.14(b) of the Disclosure Schedules; or

(d)    Pre-Closing Taxes of Company; provided, however, that Sellers shall only indemnify Buyer Indemnitees for any Pre-Closing Taxes over and above the amount of accrued Taxes included as a Current Liability in the calculation of the Closing Working Capital;

provided, however, that notwithstanding the foregoing, each Seller shall be solely liable to indemnify the Buyer Indemnitees with respect to any breach of any representation or warranty of such Seller on behalf of itself (i.e., not on behalf of Company or on behalf of the other Seller) herein or with respect to any failure by such Seller to perform or observe any term, provision, covenant or agreement herein applicable solely to such Seller.

Section 6.03    Indemnification By Buyer. Subject to the terms hereof, Buyer shall defend, indemnify, and hold harmless Sellers and their respective Affiliates from and against all Damages directly arising from:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer in this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or, following the Closing, Company pursuant to this Agreement; or

(c)    the Guarantee Removals or any breach by Buyer of the covenant set forth in Section 5.07.

Section 6.04    Indemnification Procedures.

(a)    Whenever any claim shall arise for indemnification hereunder, whether a Direct Claim or a Third-Party Claim (an “Indemnification Claim”), the party entitled to indemnification or reimbursement (the “Indemnified Party”) shall promptly provide written notice (a “Claim Notice”) of such Indemnification Claim to the other party (the “Indemnifying Party”).

(b)    Each Claim Notice shall describe the Indemnification Claim in reasonable detail, include copies of all available material written evidence thereof, and indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Party. The Indemnified Party shall, to the extent requested, provide the Indemnifying Party with reasonable access to its and its Affiliates’ books and records during normal business hours upon reasonable advance notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages.

(c)    In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement (a “Third-Party Claim”), the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume and control the defense of any such Action with counsel it selects in its sole discretion. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification or reimbursement obligations herein provided with respect to any Damages resulting therefrom, subject to the limitations set forth herein. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent, unless the settlement involves only money paid by the Indemnifying Party pursuant to its indemnification obligations hereunder or otherwise, in which case no such prior consent shall be required.

(d)    In connection with any claim giving rise to indemnity hereunder other than a Third-Party Claim (a “Direct Claim”), if the Indemnifying Party does not respond within 30 days of receiving the Claim Notice, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Agreement. If the Indemnifying Party disputes its obligation to provide indemnification for such Direct Claim within such 30-day period, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. If unable to reach a mutually agreeable resolution, the dispute shall be resolved in accordance with Section 7.11 hereof.

(e)    Notwithstanding the above, the determination and resolution of any Pre-Closing Taxes shall be governed by Section 5.06.

Section 6.05    Limitations.

(a)    The Buyer Indemnitees shall have no right to recover, and Sellers have no obligation to pay, any amounts pursuant to Section 6.02(a) until the total amount of all Eligible Claims which may be asserted for Damages incurred by the Buyer Indemnitees under Section 6.02(a), in the aggregate, exceeds Two Hundred Thousand Dollars ($200,000.00) (the “Deductible”), in which case the Buyer Indemnitees will be entitled to recover all Damages pursuant to Section 6.02(a) in excess of the Deductible, subject to the other limitations in this Article VI. An “Eligible Claim” is a claim pursuant to Section 6.02(a) that, when aggregated with all other contemporaneous claims arising from the same set of facts or circumstances, is in excess of $20,000. The Buyer Indemnitees shall have no right to recover any amounts pursuant to Section 6.02(a) for any claim that is not an Eligible Claim. Notwithstanding anything in this Section 6.05(a) to the contrary, the limitations in this Section 6.05(a) shall not apply to the recovery of any Damages (i) under Section 6.02(a) relating to an inaccuracy in, breach of or failure to be true of, any Fundamental Representation, or (ii) arising or resulting from fraud, willful misconduct, or willful concealment by a Seller.

(b)    Notwithstanding any other provision of this Agreement to the contrary:

(i)    the maximum aggregate indemnification liability of all Sellers pursuant to Section 6.02(a) shall be an amount equal to twenty percent (20%) of the Purchase Price (the “Cap”); provided, however, that the Cap shall not apply to the recovery of any Damages (A) under Section 6.02(a) relating to an inaccuracy in, breach of or failure to be true of, any Fundamental Representation, or (B) arising or resulting from fraud, willful misconduct, or willful concealment by a Seller;

(ii)    the maximum aggregate indemnification liability of all Sellers pursuant to (A) Section 6.02(a) relating to an inaccuracy in, breach of or failure to be true of, any Fundamental Representation and (B) Section 6.02(b) shall not exceed the portion of the Purchase Price actually received in cash or Buyer Common Stock (with such stock valued at the same value at which it was valued pursuant to this Agreement at the time of its issuance) by all Sellers; provided, however, that such maximum aggregate indemnification liability shall not apply to the recovery of any Damages arising or resulting from fraud, willful misconduct, or willful concealment by a Seller;

(iii)    in no event will any Seller be liable under this Section 6.05 or otherwise in connection with this Agreement or any document to be delivered hereunder or the transactions described herein for an aggregate amount in excess of the Purchase Price (with such stock valued at the same value at which it was valued pursuant to this Agreement at the time of its issuance);

(iv)    in no event will any one Seller be liable for Damages to the extent based upon, relating to, in connection with, or arising or resulting from (A) the breach of a representation or warranty made by another Seller; (B) the breach of a covenant committed by another Seller, or (C) fraud committed by another Seller;

(v)    Any Seller may tender shares of Buyer Common Stock (with such stock valued at the same value at which it was valued pursuant to this Agreement at the time of its issuance) in satisfaction of any indemnity obligation under this Agreement.

(c)    For purposes of this Article VI, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 6.06    Calculation of Losses. In making any determination of the amount of any Indemnification Claim under this Agreement, the applicable Damages will be reduced by any insurance proceeds or any indemnity, contribution or other similar payment actually received by the Indemnified Party or its Affiliates from any source with respect thereto, net of any costs and expenses of such recovery and increase in applicable premiums related to the recovery of such proceeds. Each Indemnified Party shall take reasonable steps to receive any insurance proceeds or any indemnity, contribution or other similar payment to which it may be entitled relating to indemnifiable Damages hereunder. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

Section 6.07    Tax Treatment. Any payment made by any Person under this Article VI will, for Tax purposes, be treated as an adjustment to the consideration paid for the Purchased Units to the extent reasonably related to the value of the Purchased Units or Company.

Section 6.08    Setoff. In addition to all other remedies available to Buyer, if any amount is due to Buyer under the terms of Section 1.03 or if any amount is agreed to by Sellers or finally adjudicated to be payable by the Sellers to Buyer under this Article VI, Buyer or its Affiliates shall automatically set off such amount against the Closing Notes, pro rata in accordance with the applicable liability of each Seller, and so long as there are funds remaining under the Closing Notes to be set off, no transfer of funds shall be required of Sellers to satisfy its obligations hereunder.

Section 6.09    Exclusive Remedies. Except for the Independent Accountant’s review set forth in Section 1.03 and, except as set forth in Section 5.04 and Section 7.13, the Indemnified Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Indemnification Claims (other than claims arising from fraud, criminal activity, willful misconduct, or willful concealment on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI; provided, however, nothing in this Section 6.08 shall limit an Indemnified Party’s right to seek and obtain any equitable relief to which such Indemnified Party shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or willful misconduct.

ARTICLE VII
MISCELLANEOUS

Section 7.01    Expenses. All costs and expenses incurred in connection with this Agreement, the documents to be delivered hereunder and the consummation of the transactions described herein shall be paid by the party incurring such costs and expenses.

Section 7.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission and mailing of a confirmation copy by certified or registered mail) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the fifth business day following the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Buyer:	1924 Aldine Western Road Houston, Texas 77038 Attention: William Clough E-mail: wclough@cuiglobal.com
with a copy (which shall not constitute notice) to:	Johnson, Pope, Bokor, Ruppel & Burns LLP 911 Chestnut Street Clearwater, Florida 33756 Attention: Mike T. Cronin E-Mail: MikeC@jpfirm.com
If to Active Seller:	Kurt A. Johnson, Jr. 15502 Bayou Oaks Drive Danbury, Texas 77534 E-Mail: audreylynne.johnson@yahoo.com
with a copy (which shall not constitute notice) to:	BoyarMiller 2925 Richmond Ave., 14th Floor Houston, Texas 77098 Attention: Lawrence E. Wilson E-Mail: lwilson@boyarmiller.com
If to Passive Seller:	Tidal Power Group LLC 271 County Road 532D Hallettsville, Texas 77964 Attention: Dennis Janak, Krisie Janak, Marty Janak E-Mail: Dennis@tps03.com Krisie.janak@tps03.com marty@tps03.com
with a copy (which shall not constitute notice) to:	BoyarMiller 2925 Richmond Ave., 14th Floor Houston, Texas 77098 Attention: Lawrence E. Wilson E-Mail: lwilson@boyarmiller.com

Section 7.03    Headings; Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. The word “or” is not exclusive. The words “including” or “include” does not denote or imply any limitation. The phrases “the transactions described in this Agreement” or “the transactions described herein” shall mean the transactions described in this Agreement and the documents to be delivered hereunder. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms.

Section 7.04    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05    Entire Agreement.

(a)    This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

(b)    The disclosure schedules delivered in connection herewith (the “Disclosure Schedules”) are incorporated into this Agreement by reference and made a part hereof. Notwithstanding anything to the contrary in this Agreement or the Disclosure Schedules, any information disclosed in one Section of the Disclosure Schedules shall be deemed to be disclosed in each other Section of the Disclosure Schedules to the extent that the applicability of such information to such other Section of the Disclosure Schedules is reasonably apparent on its face. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Sellers or Company in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

Section 7.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that (i) Sellers may assign their rights to receive any portion of the Purchase Price to any Person without the prior written consent of Buyer or any other party, (ii) Buyer may assign or grant a lien on its rights hereunder to any Financing Source as collateral security for any indebtedness used to fund a portion of the Purchase Price and (iii) upon the consummation of the transactions contemplated by this Agreement on the Closing Date, Buyer may assign it rights hereunder to the Company and the Company may assign or grant a lien on its rights hereunder to any Financing Source as collateral security for any indebtedness used to fund a portion of the Purchase Price. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07    No Third-party Beneficiaries. Except as provided in Article VI with respect to non-party indemnitees and except with respect to the Financing Sources which shall be express third party beneficiaries of the provisions set forth in this Section 7.07 and Section 7.08, Section 7.10, Section 7.11 and Section 7.13(b), this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.08    Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto; provided that any amendment, modification or supplement to any of the provisions set forth in this Section 7.08 or Section 7.07, Section 7.10, Section 7.11 or Section 7.13(b) shall require the prior written consent of the Financing Sources.

Section 7.09    Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.10    Governing Law. Other than as set forth in Section 7.11, this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

Section 7.11    Submission to Jurisdiction. Other than as set forth in this Section 7.11 with respect to the Financing Sources, any legal suit, action or proceeding arising out of, related to or based upon this Agreement or the transactions described herein (other than final and binding determinations of the Independent Accountant as set forth in Section 1.03) or in any way connected with or related to or incidental to the dealings of the parties hereto or the Financing Sources in respect of this Agreement or any of the transactions described herein, in each case whether now existing or hereinafter arising, and whether in contract, tort, equity or otherwise (an “Action”) shall only be instituted in the United States District Court for the Northern District of Texas (Dallas Division) or the Civil District Courts of the State of Texas in Dallas County, Texas, and each party hereto irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and each party hereto and each of their respective Affiliates irrevocably and expressly agrees that it and they are subject to the jurisdiction of the United States District Court for the Northern District of Texas (Dallas Division) or the Civil District Courts of the State of Texas in Dallas County, Texas and shall not assert an objection to such exclusive jurisdiction, including any objection to personal jurisdiction. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding anything herein to the contrary, each Seller and each of the other parties hereto acknowledge and irrevocably agrees (i) that it will not bring or support, or permit any of its affiliates to bring or support, any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, related to or based upon this Agreement, the Financing or the transactions described herein or the performance of services thereunder or related thereto in any forum other than the state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and (ii) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.12    Waiver of Right to Jury. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS DESCRIBED HEREIN, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES HERETO MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.13    Specific Performance; No Liability of Financing Sources.

(a)    The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, subject to Section 7.11.

(b)    None of the Financing Sources will have any liability to the Sellers, any other party to this Agreement or any of their respective affiliates arising out of, related to or based upon this Agreement or the transactions described herein or in any way connected with or related to or incidental to the dealings of the parties hereto or the Financing Sources in respect of this Agreement or any of the transactions described herein, in each case whether now existing or hereinafter arising, and whether in contract, tort, equity or otherwise and no party to this Agreement or any of its affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder.

Section 7.14    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.15    Representation by BoyarMiller.

(a)    The parties hereby acknowledge and agree that BoyarMiller has represented Sellers prior to the date of this Agreement, including in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, and that Sellers (each a “Client” and collectively, the “Clients”) have a reasonable expectation that BoyarMiller will, if the Clients so wish, represent them in connection with any pending or possible or threatened claim or any other matter involving any Client, on the one hand, and any other party to this Agreement or Company (an “Other Party”) or any of their respective Affiliates (each an “Other Party Group Member” and collectively the “Other Party Group Members”), on the other hand, arising under or relating to this Agreement.

(b)    Each Other Party, on its own behalf and on behalf of the Other Party Group Members (including Company), hereby agrees to all of the matters and consents to the potential future representations described in this Section 7.15 and specifically expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Laws or standard of professional responsibility if BoyarMiller represents any Client in connection with any claim arising under or relating to this Agreement or the transactions contemplated hereby whether or not such matter is one in which BoyarMiller may have previously advised the Client or in respect of any other matters.

(c)    Each Other Party, on its own behalf and on behalf of the Other Party Group Members (which includes Company), hereby consents to the disclosure by BoyarMiller to the Clients or any of their respective Affiliates, directors, members, partners, officers or employees of any information learned by BoyarMiller in the course of its representation of the Client or their respective Affiliates (which includes Company), whether or not such information is subject to attorney client privilege or BoyarMiller’s duty of confidentiality.

(d)    In addition, each of the parties irrevocably acknowledges and agrees that, from and after the consummation of the transactions contemplated by this Agreement, the attorney-client privilege arising from communications prior to such consummation between any one or more of the Clients and Company (which, for the avoidance of doubt, includes for purposes hereof any representatives of the Clients and Company), on the one hand, and BoyarMiller, on the other hand, to the extent related to this Agreement or the transactions contemplated hereby, shall be excluded from the assets or any other property, rights, privileges, powers, franchises and other interests held by any Other Party Group Members (including Company), that such attorney-client privilege shall be deemed held solely by the Clients, and that no Other Party Group Member shall have any right to assert, waive or otherwise alter any such attorney-client privilege at any time after consummation of the transactions contemplated by this Agreement. All communications between the Clients or Company, on the one hand, and BoyarMiller, on the other hand, relating to the negotiation, documentation and consummation of the Agreement and the transactions contemplated by the Agreement shall be deemed to be privileged and to belong solely to the Clients and not to Other Party Group Members (including Company). The Other Party Group Members shall not have access to any such communications, files, records or other documents of BoyarMiller relating to such engagement (whether in electronic form or otherwise). The Other Parties, to the fullest extent allowed by Law, agree that (i) no waiver of any privilege or right of the Clients is intended or will be claimed by any Other Party as a result of any communications, files, records or other documents being maintained within the records or files, of any Other Party Group Member (including Company) or otherwise in its possession or control, (ii) all Other Party Group Members (including Company) shall endeavor to locate and delete or destroy all such documents and information in their possession or control and (iii) no Other Party Group Member (including Company) will review, offer into evidence or otherwise attempt to use any such communications, files, records or documents (whether or not so maintained) in any claim arising under or relating to this Agreement and the transactions contemplated hereby.

(e)    Each Other Party and its respective Affiliates (including Company after the consummation of the transactions contemplated by this Agreement) further covenant and agree that, from and after the consummation of the transactions contemplated by this Agreement, each of them shall not assert any claim against BoyarMiller in respect of legal services provided to Company, the Clients or their Affiliates by BoyarMiller in connection with this Agreement or the transactions contemplated hereby.

(f)    Each Other Party hereby agrees that it shall cause any Person that is, or after the consummation of the transactions contemplated by this Agreement becomes, an Affiliate of such Other Party to execute any document or instrument reasonably requested from time to time by any Client in order to evidence or effectuate the intentions of the parties reflected in this Section 7.15.

(g)    This Section 7.15 shall be irrevocable, and no term of this Section 7.15 may be amended, waived or modified, without the prior written consent of BoyarMiller, the Clients and their respective Affiliates affected thereby.

[Balance of Page Intentionally Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS: KURT A. JOHNSON, JR. Signature:
TIDAL POWER GROUP LLC, a Texas limited liability company Signature: Printed Name: Monty Janak Title: Manager

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER: ORBITAL ENERGY GROUP, INC., a Colorado corporation Signature: William Clough Chief Legal Officer

EXHIBIT A

CERTAIN DEFINITIONS

“Business” means the engineering, construction and maintenance of electrical transmission, distribution and substation systems.

“Buyer’s Management Team” means William Clough, Daniel Ford and Jim O’Neil.

“Closing Working Capital” means (i) the Current Assets of Company, less (ii) the Current Liabilities of Company, determined as of the open of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding Tax Laws of the United States.

“Company Indebtedness” means, without duplication and with respect to Company, all (i) indebtedness for borrowed money; (ii) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (iii) long or short-term obligations evidenced by notes, bonds, debentures, or other similar instruments; (iv) obligations under any interest rate, currency swap, or other hedging agreement or arrangement; (v) capital lease obligations; (vi) reimbursement obligations under any letter of credit, banker’s acceptance, or similar credit transactions; (vii) guarantees made by Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (i) through (vi); and (viii) any unpaid interest, prepayment penalties, premiums, costs, and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (vii).

“Current Assets” means cash and cash equivalents (after distributions as permitted by Section 1.04), accounts receivable, inventory and prepaid expenses, but excluding (i) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing; (ii) deferred Tax assets; and (iii) receivables from any of Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Damages” means, whether arising from Direct Claims or Third-Party Claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements; provided, however, that “Damages” shall not include any consequential damages, incidental damages, special damages, diminutions in value, business interruptions, lost profits, exemplary damages or punitive damages.

“Employee Benefit Plans” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Company.

“Environmental Law” means any applicable federal, state, or local laws, ordinances, regulations, judgments, and orders and the common law relating to environmental matters, including provisions pertaining to or regulating pollutants, contaminants, or toxins, air pollution, water pollution, wetlands, watercourses, wildlife, hazardous substances and human exposure thereto, or any other activities or conditions which impact or relate to the environment or nature.

“Environmental Liability” means any and all Damages alleged by any third party (including any private party or Governmental Entity), arising out of, relating to, or resulting from the presence, disposal, treatment, storage or release of hazardous substances in, on, under, or migrating from any real property utilized by Company, as well as any violation or alleged violation of any Environmental Law. This liability includes any cost of removing or disposing of any hazardous substances, any cost of enforcement, cost of investigation or remedial action, and any other cost or expense whatsoever, including reasonable attorneys’, accountants’, engineers’, and consultants’ fees and disbursements, related or relating to the presence, disposal, treatment, storage or release of hazardous substances in, on, under, or migrating from any real property utilized by Company.

“Environmental Permits” means any permit, license, consent, approval, authorization, exemption, variance, registration, filing, notification, waiver, order, authorization, grant or other form of governmental permission or notice required to be obtained from or submitted to any Governmental Entity pursuant to Environmental Law to conduct the operations of Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Business” means the historical and current field and office operations of Tidal Power Group LLC and its affiliates, generally including low, medium, and high voltage testing, commissioning, repair, startup and maintenance services. Field services include protective relay testing, calibration and verification, circuit breaker testing, repair and rebuild, switchgear testing, emergency response, transformer testing and repair, complete oil services, SF6 processing - including purification, protective relay upgrades, cable testing: DC, VLF and VLF tan delta, VLF partial discharge, generator testing, infrared surveys, substation testing and commissioning, equipment upgrades and retrofits, compliance testing of systems. Office services include protective relay coordination studies, arc flash studies, arc flash mitigation strategies, load flow studies, circuit breaker testing, circuit breaker retrofits and refurbishments.

“Financing” means any debt financing obtained by the Buyer or the Company in connection with this Agreement and the transactions contemplated hereby, except for any debt incurred in connection with the Closing Notes or obligations incurred under this Agreement.

“Financing Sources” means the Persons that provide or arrange or otherwise entered into agreements in connection with the Financing, and the parties to any fee reimbursement letters, term sheets, commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any foreign or domestic federal, state, provincial, county, municipality or local governmental unit thereof, including any taxing authority.

“Laws” means any applicable law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“Permitted Encumbrances” means (i) statutory Encumbrances for Taxes, assessments and other charges by Governmental Entities that are not yet due and payable; (ii) statutory Encumbrances of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (iv) easements, rights of way, zoning, building codes, deed restrictions and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction thereover, which do not, individually or in the aggregate, materially detract from the value or impair the present and continued use, operation and maintenance of real property subject thereto; (v) a lessor’s interest in, and any Encumbrances on or affecting a lessor’s interest in, any of real property; or (vi) the Encumbrances set forth on Section 3.02 of the Disclosure Schedules.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Entity, or other entity or organization.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Taxes” means for any Pre-Closing Tax Period and for the portions of any Straddle Period ending on the Closing Date, (i) any and all Taxes of Company, or for which Company may otherwise be liable; (ii) Taxes of any member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes of which Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date; (iii) Taxes of any other Person for which Company is or has been liable as a transferee or successor, by contract or otherwise; and (iv) Taxes that are social security, Medicare, unemployment or other employment or withholding Taxes.

“SEC” means the United States Securities and Exchange Commission and any successor Governmental Entity having the same administrative authority.

“Seller Bank Account” means, for each Seller, the bank account identified on Funds Flow Agreement attached hereto as Exhibit H or at such other bank account specified by such Seller a notice given in accordance with Section 7.02.

“Straddle Period” means any Tax period beginning on or before and ending following the Closing Date.

“Subsidiary” means, with respect to any Person, (i) any corporation of which a majority of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons is or will be allocated more than 50% of the limited liability company, partnership, association, or other business entity interests, gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Target Working Capital” means $7,500,000.00.

“Tax” means (i) all federal state, local and foreign income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes for any period; and (iii) any liability of for the payment of any amounts of the type described in clause (i) or (ii) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means all liabilities, costs, fees and expenses incurred by or on behalf of Sellers or Company prior to and through the Closing (and not paid prior to the Closing) in connection with the negotiation, preparation, execution and delivery of this Agreement, or any other documents contemplated hereby, including all fees and expenses of professionals (including attorneys, accountants and other consultants and advisors).

EXHIBIT B

CLOSING WORKING CAPITAL STATEMENT

EXHIBIT C

MEMBERSHIP INTEREST ASSIGNMENT

EXHIBIT D

RELEASE

[Attached]

EXHIBIT E

EMPLOYMENT AGREEMENT

[See attached]

EXHIBIT F

LOCKUP AGREEMENT

[See attached]

EXHIBIT G

REGISTRATION RIGHTS AGREEMENT

[See attached]

EXHIBIT H

FUNDS FLOW AGREEMENT

[See attached]

EXHIBIT I

CLOSING NOTES

[See attached]